Exhibit 99.1

Jodi Sorensen
Adobe Systems Incorporated
408-536-2084
jodi.sorensen@adobe.com

John Derryberry
A&R Partners
650-762-2817
jderryberry@arpartners.com

Internet and Media Veteran Dan Rosensweig Joins Adobe’s Board of Directors

SAN JOSE, Calif. — Jan. 13, 2009 — Adobe Systems Incorporated (Nasdaq: ADBE) today announced that former Yahoo! chief operating officer (COO) Dan Rosensweig has been elected to its board of directors, effective Jan. 12, 2009.

“We are pleased to welcome Dan to our board of directors,” said John Warnock, co-chairman of the board. “With his deep media expertise and a rich history of building powerful user experiences, he will play a key strategic role on our board.”

Rosensweig is an Operating Principal of the Quadrangle Group, a private investment firm, where he focuses on the firm’s media and communications private equity business. Rosensweig has played leadership roles at some of the Internet’s largest and highest profile companies, serving most recently as Chief Operating Officer of Yahoo! where he was responsible for worldwide operations. At Yahoo!, Rosensweig oversaw product development, marketing and operations, including the company’s six business units and advertising sales. Prior to Yahoo!, he was president of CNET Networks, a position he took following the merger of ZDNet and CNET in 2000. There he played a critical role in overseeing the successful integration of the two companies and was responsible for many of the company’s global operations. Before joining CNET Networks, Rosensweig was an 18-year veteran of Ziff-Davis, where he last served as president and chief executive officer (CEO) of ZDNet. Under Rosensweig’s leadership, ZDNet became a separate, public company and one of the top websites in the world.

Adobe also announced the retirements of two of its long-time board members, Colleen M. Pouliot and Delbert W. Yocam, effective March 31, 2009. Pouliot, an attorney and former senior vice president and general counsel for Adobe, has served on Adobe’s board since 2001. Including her service as an employee, she has been with Adobe for more than 20 years. Yocam, an independent consultant, has served on Adobe’s board for 18 years. Yocam is former chairman and CEO of Borland Software, former president and COO of Tektronix, Inc. and was Apple’s first COO.

“We are grateful to Colleen and Del for their dedicated service and substantial contributions to Adobe’s success over the years,” said Chuck Geschke, co-chairman of the board. “During their board stewardship, Adobe has become one of the largest and most diversified software companies in the world. We wish them well in their future endeavors.”

About Adobe Systems Incorporated

Adobe revolutionizes how the world engages with ideas and information – anytime, anywhere and through any medium. For more information, visit www.adobe.com.

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